9/30/11 – Institutional Service Shares renamed Service Shares

8/27/04 - Federated Short-Term Income Fund – See Exhibit J

3/10/04 - Federated Intermediate Income Fund changed name to Federated Intermediate Corporate Bond Fund

EXHIBIT E

to the

Distribution Plan

FEDERATED INCOME SECURITIES TRUST:

Federated Intermediate Income Fund

~~Federated Short-Term Income Fund~~

Institutional Service Shares

This Distribution Plan is adopted as of the 12th day of February, 2004, by Federated Income Securities Trust with respect to the Institutional Service Shares of the portfolio of the Trust set forth above.

As compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of 0.25 of 1% of the average aggregate net asset value of the Institutional Service Shares of Federated Income Securities Trust held during the month.

Witness the due execution hereof this 1st day of March, 2004.

FEDERATED INCOME SECURITIES TRUST

By: /s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President

9/30/11 – Institutional Service Shares renamed Service Shares

EXHIBIT J

to the

Distribution Plan

FEDERATED INCOME SECURITIES TRUST:

Federated Short-Term Income Fund

Institutional Service Shares

This Distribution Plan is adopted as of the 14th day of May, 2004, by Federated Income Securities Trust with respect to the Institutional Service Shares of the portfolio of the Trust set forth above.

As compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of 0.15 of 1% of the average aggregate net asset value of the Institutional Service Shares of Federated Income Securities Trust held during the month.

Witness the due execution hereof this 27th day of August, 2004.

FEDERATED INCOME SECURITIES TRUST

By: /s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President